EXHIBIT 10.1 (e)



March 8, 1999

Mr. Chuck Yahn
AJAY LEISURE PRODUCTS, INC.
1501 East Wisconsin Street
Delavan, WI 53115

Reference: Spalding U.S. License Expiration

Dear Chuck:

This letter will confirm that the license agreement made and entered into the 14th day of April 1992 by and between Spalding & Evenflo Companies, Inc. now known as Spalding Sports Worldwide, Inc. ("Spalding") and Ajay Leisure Products, Inc. ("Company") and as amended on April 2, 1993, May 11, 1993, July 1, 1994, May 9, 1995, June 5, 1995, February 1, 1996 and November 25, 1997 (The "License Agreement") has expired at the request of Ajay and by mutual agreement as per the following:

Pursuant to the relative terms of the license agreement, the following obligations will remain in effect:

1. Company will have the exclusive right to sell Spalding branded carts and golf bags through June 30, 1999. Company will have the non exclusive right to sell Spalding branded carts and golf bags until June 30, 2000.

2. Company will have the exclusive right to sell Spalding branded golf gloves and listed accessories through December 31, 1999. Company will have non exclusive rights to sell until June 30, 2000. Spalding agrees not to ship golf gloves under the Top-Flite trademark to Wal-Mart and Target stores until after 3/1/2000. Spalding further agrees to allow Company to sell and ship Articles immediately under trademarks competitive to Spalding owned trademarks; and to not ship Spalding branded Articles to customers during the exclusive period. The only exception to these dates is as follows:

      Company will have the exclusive right to sell Spalding branded golf gloves to Target and
      Wal-Mart  until   September  30,  2000.   Company  shall  have  the  non
exclusive right to sell
      this product to these customers through March 31, 2001.

3. Company will provide Spalding with a list of all Spalding inventory (finished and in process) at the time the Articles became non-exclusive as stated in points 1 and 2 above as well as their plan for disposition. Subsequently, Company will supply monthly inventories by category by the fifth working day of the month during sell off period.


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4.     All payments  already made to Spalding in calendar  1998 shall  satisfy all payment obligations to Spalding for calendar 1998.

5. For calendar 1999, Company will pay Spalding $240,000 which represents Ajay's obligation for all royalties and fees due Spalding regardless of actual sales during calendar 1999. Payment will be made in 18 equal monthly payments of $13,333.33 beginning January 31, 1999 through June 30, 2000.

6. Company will pay Spalding a 2% royalty on net sales for all Articles sold to all customers during the sell off period January 1, 2000 to March 31, 2001. Based on this agreement, sales reporting and payments of royalties must be made on the 25th day of the month following such sale.

7.     Spalding  waives the 1% Corporate  marketing fee  effective  January 1,
      1999.

8. Company will be responsible for all returns and/or claims by consumers or vendors covering the Articles manufactured by Company. Spalding will forward any such matters received by Spalding to Company for immediate disposition by Company.

9. Company will maintain comprehensive general liability insurance for five years with coverage of $2,000,000. The policy will designate Spalding as an additional insured and proof of this coverage must be sent to Spalding each year confirming such coverage until March 31, 2006.

10. Company will refrain from using "Spalding" in any of its corporate names, divisions or entities and will promptly remove the Spalding trademark from any letterheads, business cards, invoices, buildings, signage and any corporate identification effective January 1, 2000 except for Target and Wal-Mart golf glove business which shall be September 30, 2000.

11. Company will be subject to a final audit by a Spalding representative to confirm the amount of royalties paid from the last audit through the sell off period in regard to this Agreement.

12. The parties agree to issue the attached press release to financial and sports industry channels before 3/8/99; and to not discuss this Agreement with customers before it is released.

13. Company acknowledges that Spalding may be entering into agreements with other licensees to take effect as and when the exclusive rights described in items 1 and 2 above expire, and Company does not object to Spalding's doing so. Spalding warrants that it or a new licensee will not ship Spalding branded Articles to customers during the exclusive periods.

Except for those provisions of the License Agreement that address the parties' respective rights concerning the obligations described in items 1 through 13 above, the License Agreement has expired, and the parties hereby release one another from any further liability in connection therewith.

Company will withdraw the action titled Ajay Leisure Products, Inc. v. Spalding & Evenflo Companies, Inc., pending before the Circuit Court for Walworth County, Wisconsin bearing Case No. 98 CV 00 168, with prejudice.


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I am enclosing two copies of this letter agreement, and I would like you to sign both copies as an officer of Company to acknowledge your acceptance of the above terms and conditions. After signing, retain one copy for your file and return the second copy to my attention.


Very truly yours,                   AGREED TO AND ACCEPTED BY:

                                    AJAY LEISURE PRODUCTS, INC.
\S\WILLIAM C. MULDOON
------------------------
Licensing Controller
                                    By:   \s\Clarence H. Yahn
                                          ---------------------
                                    Title:  President
                                          ---------------------
                                    Date: March 8, 1999
                                          ---------------------

cc: Ralph Carlson